FORM OF OPINION LETTER

VIA EDGAR


              Law Offices of Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333
                              Internet www.phjw.com


                               _____________, 2000



PROFESSIONALLY MANAGED PORTFOLIOS
915 Broadway
New York, NY 10010


          Re: Titan Growth Fund

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on January __, 2000 (the "Post-Effective Amendments"), and relating to the issuance by the Trust of an indefinite number of no par value shares of beneficial interest (the "Shares") by a series of the Trust: the Titan Growth Fund (the "Fund").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

     (a) the Trust's Agreement and Declaration of Trust dated February 17, 1987 (filed with the Massachusetts Secretary of State on February 24,
          1987),  as amended on May 20, 1988 (filed on September 16, 1988),  and
          April  12,  1991  (filed  on  May  31,  1991)  (as  so  amended,   the
          "Declaration of Trust"), as certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;
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     (b)  the Bylaws of the Trust  certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (c) resolutions of the Trustees of the Trust adopted at the __________, 2000, meeting of the Trust, authorizing the establishment of the Fund and the issuance of the Shares;

     (d)  the Post-Effective Amendment; and

     (e) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Massachusetts. We are not licensed to practice law in the State of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported Massachusetts Corporation Law & Practice (.in Annotated Laws of Massachusetts (Aspen Law & Business, supp. 1998) as updated on Lexis on March 17, 1999. We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

We note that, pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the Trust. However, we also note that
Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Portfolios shall look only to the assets of the Trust or the Portfolios for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust or the Portfolios may include a notice that such instrument was executed on behalf of the Trust or the Portfolios and that the obligations of such instruments are not binding upon any of the shareholders of the Trust or the Portfolios individually, but are binding only on the assets and property of the Trust.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

                                        2
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This opinion is rendered to you in connection with the Post-Effective  Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.


                                       Sincerely yours,


                                       Paul, Hastings, Janofsky & Walker LLP